Exhibit 3.40(a)

603- 508-001
05/20/15 2916221. 001 $230.00 K tid: 3000839

CERTIFICATE OF FORMATION

OF

LGI HOMES - WA, LLC

THIS CERTIFICATE of Formation is executed by the undersigned for the purpose of forming a limited liability company under the provisions of RCW 25.15.

I.

The name of the limited liability company is “LGI HOMES - WA, LLC” (the “Company”).

II.

The name and address of the agent for service of process appointed pursuant to RCW 25.15.020 are:

RSC Corporation
1201 Third Avenue, Suite 3400
 Seattle, WA 98101-3034

III.

The address of the principal place of business of the Company is:

1450 Lake Robbins Drive, Suite 430
 The Woodlands, TX 77380

IV.

The duration of the Company is perpetual.

V.

The management of the Company is vested in one or more managers.

VI.

The name and address of the person executing this Certificate are:

Brian L. Lewis
Ryan, Swanson & Cleveland, PLLC
1201 Third Avenue, Suite 3400
 Seattle, WA 98101-3034

IN WITNESS WHEREOF, the undersigned executed this Certificate on this 19th day of May, 2015.

/s/brian l. lewis
brian l. lewis Attorney-in-Fact

CONSENT TO SERVE AS REGISTERED AGENT

RSC CORPORATION hereby consents to serve as Registered Agent in the State of Washington for LGI HOMES - WA, LLC. It understands that as agent for the limited liability company, it will be its responsibility to receive service of process in the name of the limited liability company; to forward all mail to the limited liability company; and to immediately notify the office of the Secretary of State in the event of its resignation or of any changes in the registered office address of the limited liability company for which it is agent.

DATED: May 19, 2015.

RSC CORPORATION

By	/s/ David H. Oswald
DAVID H. OSWALD, VICE PRESIDENT

Address: 1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034